Accountants and

business advisers

Exhibit 23.1

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Biomerica, Inc. and Subsidiaries

Irvine, California

We hereby consent to the incorporation by reference in, the previously filed Registration Statements on Form S-8 (Nos. 333-33494, 333-179443, and 333-204410) and Form S-3 (Nos. 333-219130) of Biomerica, Inc. and Subsidiaries, of our report dated August 29, 2017, relating to the consolidated financial statements as of May 31, 2017 and 2016 and for the years ended May 31, 2017 and 2016, which appears in this Form 10-K.

PKF, LLP

(formerly PKF Certified Public Accountants

A Professional Corporation)

San Diego, CA

August 29, 2017